UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2010

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 17, 2010, the United States Bankruptcy Court for the Southern District of Georgia, Augusta Division (the “Bankruptcy Court”) confirmed Morris Publishing Group, LLC's, and each of its fourteen subsidiaries' (“Morris Publishing”), as Debtors, Pre-Packaged Plan of Reorganization and approved the adequacy of its Disclosure Statement as filed with the Chapter 11 Petitions (as described below), clearing the way for Morris Publishing to consummate the plan and emerge from bankruptcy as soon as March 1, 2010.

On January 19, 2010, the Debtors had filed voluntary petitions (the “Chapter 11 Petitions”) for relief under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the Bankruptcy Court, with the Chapter 11 Petitions being assigned to the Honorable Judge John S. Dalis and jointly administered under the caption “In re Morris Publishing Group, LLC, et. al.” Case No. 10-10134.

The Pre-Packaged Plan of Reorganization will reduce bondholder debt through the issuance of $100 million of new second lien secured notes due in 2014 in exchange for the cancellation of approximately $278.5 million of principal amount of outstanding senior subordinated unsecured notes due 2013 plus accrued interest. The reduction of the bondholder debt will be accompanied by a capital contribution of approximately $85 million and a repayment of intercompany indebtedness of approximately $25 million by affiliated entities controlled and owned by the Morris family, resulting in the cancellation of approximately $110 million of senior secured debt.

On February 17, 2010, Morris Publishing issued a press release relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Press release, dated February 17, 2010, announcing confirmation of Morris Publishing Group, LLC's Prepackaged Plan of Reorganization by U.S. Bankruptcy Court.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated February 17, 2010, announcing confirmation of Morris Publishing Group, LLC's Prepackaged Plan of Reorganization by U.S. Bankruptcy Court.